EXHIBIT 99
                                     FOR FURTHER INFORMATION:

                                          Laurie Scarborough
                                          Investor Relations
                                              (502) 580-1037


                                              Greg Donaldson
                                              Public Affairs
                                              (502) 580-3683

                  HUMANA ANNOUNCES CORPORATE REORGANIZATION

     LOUISVILLE, KENTUCKY (July 29, 1996) --Humana Inc.(NYSE: HUM) today announced details of a corporate reorganization. As part of the reorganization, the company intends to enhance medical management and customer service through a redirection of resources, and strengthen its sales and marketing capabilities.

     "Humana needs to get closer to its customers, reduce corporate bureaucracy and streamline its decision-making," said the company's recently appointed Chief Operating Officer Gregory H. Wolf.
"Our goal is to improve the health of our members and provide value to our customers, partners and shareholders."

     The company has realigned senior management resources to bring greater focus to key operating areas, including provider affairs and reengineering, customer service and quality, sales, marketing, specialty products and services, and risk management.

     "We are doubling the time and attention paid to medical management," said Wolf. "Our success in the future is tied to our ability to work with our providers as partners."

     Separately, Humana announced that it has accepted the resignation of
W. Roger Drury, chief financial officer, effective immediately. No successor has been named.

     Humana Inc., headquartered in Louisville, Ky., is one of the nation's largest publicly-traded managed care companies with more than 3.7 million health plan members primarily in 22 states and the District of Columbia. Humana employs approximately 18,000 people nationwide. The company offers coordinated health care through a variety of products and services:
health maintenance organizations, preferred provider organizations, point-of-service plans and administrative-services-only plans.